For Immediate Release

Contact:	Clint Wolford
Project Manager
(423) 874-0811 ext 108

ANCHOR TENANT LINE-UP FOR MUCH ANTICIPATED LAKE HAVASU, ARIZONA LIFESTYLE PROJECT ANNOUNCED

Chattanooga, Tennessee - February 5, 2007 - Wolford Development, Inc. officially announced the anchors for its new lifestyle development scheduled to open March 5, 2008. Dubbed The Shops at Lake Havasu, Wolford Development, Inc. will bring approximately 740,000 square feet of fashion, food and fun to its 105 acre site on the north end of town. The Shops at Lake Havasu will offer customers a unique shopping environment. The shopping complex will have a warm, inviting open-air environment with landscaping and a variety of eye-catching architectural elements. In addition to the lifestyle center, the 105 acre site will provide seven (7) out parcels for development by individual businesses as well as an eighteen (18) acre site for future development.

New to the market will be a Dillard’s fashion department store measuring approximately 100,000 square feet.

“We are excited to be entering the Lake Havasu market with a new store as part of this development. Lake Havasu gives us an excellent opportunity to expand our presence in the state of Arizona and offer area residents more quality shopping choices. Through past experience, we have confidence in Bucky Wolford and know this will be a first class center and a real asset to the entire community and surrounding trade area” stated William Dillard, II, chairman of the board and chief executive officer of Dillard’s.

Dillard’s Inc. ranks among the nation’s largest fashion apparel and home furnishings retailers with annual revenues exceeding $7.7 billion. The company focuses on delivering maximum fashion and value to it’s shoppers by offering compelling apparel and home selections complemented by exceptional customer care. Dillard’s stores offer a broad selection of merchandise and feature products from both national and exclusive brand sources. The tone of the Lake Havasu store, both in building design and merchandise assortment, will reflect Dillard’s renewed focus on upscale and contemporary fashion. Customers will especially enjoy Dillard’s latest advances in store design and shopping convenience in the shoes, intimate apparel and accessories areas. Based out of Little Rock, Arkansas, Dillard’s operates 330 stores in 29 states. Dillard’s currently has 21 stores in the Arizona/Las Vegas/California area.

Also joining the project will be JCPenney, which is relocating to the Shops at Lake Havasu and tripling the size of its current store in the market. The new store, at more than 102,000 square feet, will incorporate JCPenney’s latest format and design features to create an easy and exciting place for customers to experience the store’s outstanding selection of high-quality, fashion-right merchandise at smart prices.

Four Squares Business Center • 1200 Mountain Creek Road, Suite 102 • Chattanooga, Tennessee 37405
423.874.0811 • FAX: 423.874.0748

J. C. Penney Company, Inc. is one of the nation’s largest department store, catalog and e-commerce retailers with more than 1,000 department stores throughout the U.S. and Puerto Rico. As part of its strategic growth plan, JCPenney plans to open 50 stores per year from 2007 through 2009, most in the single-level, off-mall format. There are currently 22 JCPenney stores in Arizona.

“Our plan to open a larger store in Lake Havasu City indicates our strong commitment to this market, as well as customers’ outstanding response to our merchandise and services,” said Paul Freddo, JCPenney vice president and director of real estate. “Wolford Development is creating a prime shopping destination for the area at The Shops at Lake Havasu that will provide an excellent platform for growing our presence in the community.”

The final anchor position will be filled by a new 201,821 square foot Wal-Mart Supercenter, which will enhance Wal-Mart’s current service to the community. Customers at the new Supercenter will notice the latest aesthetic features such as wider aisles, stained concrete flooring throughout most of the store, faux wood flooring in the apparel areas, neutral colors and skylights as well as the expanded merchandise selection. As a one-stop shopping experience, the Supercenter offers 36 general merchandise departments as well as a full line of groceries including a bakery, a delicatessen, a frozen food section and meat, dairy and fresh produce sections.

Bucky Wolford, President and CEO, said he is extremely excited about beginning construction on the project. “The Lake Havasu - Kingman market is extremely under served and we’re pleased to finally be bringing this project to this retail parched market. There is not another project of this magnitude and with this type of regional drawing power within 150 miles. The commitment of our anchors alone proves out the pent-up demand and untapped retail sales which are now migrating outside the area”, says Wolford.

When completed, The Shops at Lake Havasu will contain over 70 retailers and restaurants in a “Main Street” town-center setting which will redefine the shopping pattern of Arizona’s “west coast.” Roughly a 2 ½ - 3 hour drive between Las Vegas and Phoenix, The Shops at Lake Havasu will be the only regional center in the area.

Wolford Development, Inc. is a privately owned development company headquartered in Chattanooga, Tennessee. The company was founded in March of 1999 by James L. “Bucky” Wolford.

Since its inception, Wolford Development, Inc. has developed, opened and managed in excess of 1,200,000 square feet of retail projects in Chattanooga, TN; Cleveland, TN; and Gadsden, Alabama representing a total development cost of $116,000,000.

New projects currently in the development pipeline in addition to Lake Havasu, AZ are Ames, IA, Jackson, TN and Kalispell, MT.  These projects encompass 3 Million square feet representing over $350 Million in construction cost.

Wolford’s team for the Lake Havasu project consist of Morgan Construction of Chattanooga, Tennessee, as the General Contractor, Architecture+ of Monroe, Louisiana as the Architect and Miller-McCoy of Chattanooga, Tennessee as the Civil Engineer. For leasing information, contact either Patrick Kellner or Jeff Davenport at Wolford Development corporate offices in Chattanooga, Tennessee at (423) 874-0811.